                                                                                                       Exhibit 99.1

                           NAVISTAR INTERNATIONAL CORPORATION SHIFTS TWO SENIOR OFFICERS

         WARRENVILLE, Il. - January 15, 2004 - Navistar International Corporation (NYSE: NAV) today announced that two senior officers at its operating company, International Truck and Engine Corporation, have assumed new roles at the nation's largest combined commercial truck, school bus and mid-range diesel engine producer.
         Jack Allen, vice president and general manager of the company's parts business, has been named president of the engine group. He succeeds Richard J. Fotsch, who resigned to accept an executive position with
Wisconsin-based Kohler Company. Fotsch had joined International in April 2002 from Briggs & Stratton Corporation, headquartered in Milwaukee.
         "I wish Dick Fotsch well as he returns to his native Wisconsin and appreciate the vigor with which he led our engine business," said Daniel C. Ustian, president and chief executive officer of Navistar.  "We are fortunate to have strong leaders aboard and I am confident that we will be able to capitalize on future growth opportunities in all areas of our business without missing a beat."
         Phyllis E. Cochran, chief executive officer and general manager of Navistar Financial Corporation, the company's finance group, was named to succeed Allen at the parts business. She has headed the company's finance subsidiary operations since December 2002.
         Ustian noted that both Allen and Cochran  are members of the company's executive council and thus already have working knowledge of the intricacies of their new positions. The executive council is responsible for developing current and future strategic direction with a particular emphasis on growth initiatives.
         Justin Scheuchenzuber, Navistar Financial vice president of field operations, will serve as acting head of the finance group until a permanent replacement for Cochran is named.
         Allen, 46, had headed the company's parts business since November 2002 and led the organization to a record $1 billion in sales in 2003. Prior to that he had headed the Blue Diamond Truck Company, a joint venture with Ford Motor Company that builds medium commercial trucks and sells truck and diesel engine service parts. He joined the company in 1981 and has served in a variety of capacities in truck marketing, sales and product development.

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                                                                                               Exhibit 99.1 (con't)
Page Two/Senior Officers

         Cochran, 51, joined the company in 1979 in the corporate finance department and throughout her career her leadership has helped to shape the finance group's current structure. When she served as vice president of operations, she led the credit and collection activity through one of the most difficult business cycles and at the same time maintained a quality portfolio.
         Ustian said that Fotsch launched several efforts while at engine that will pay dividends down the road, including an engine engineering excellence program that will help the group become more focused and an Asian initiative that will help the company to capitalize on growth opportunities in the Asian market.
         International Truck and Engine Corporation produces International®brand commercial trucks, mid-range diesel engines and IC brand school buses and is a private label designer and manufacturer of diesel engines for the pickup truck, van and SUV markets. With the broadest distribution network in North America, the company also provides financing for customers and dealers. Additional information is available at
www.internationaldelivers.com.

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